Exhibit 21.0
UROPLASTY, INC. AND SUBSIDIARIES
Subsidiaries of the Company
The following are wholly owned subsidiaries of Uroplasty, Inc:
Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands
Uroplasty, Ltd
Salisbury House
54 Queens Road
Reading
Berkshire, RG1 4AZ
United Kingdom